                                                                    EXHIBIT 10.1


                           STOCK PURCHASE AGREEMENT

                                 by and among

                 Andy G. Gessner, Larry R. Bush, Stacy K. Bush,
               Larry R. Bush, Trustee of the Stacy K. Bush Trust,
                                and Roy B. Bush

                                  as "Sellers"

                                Acme Dixie, Inc.

                                   as "Buyer"

                           Rental Service Corporation

                                  as "Parent"

                                      and

                                 Comtect, Inc.

                        and Comtect, Inc.'s Subsidiaries
                      being IAT Interests of Nevada, Inc.,
                           RNJB, Inc., CFTSIJC, Inc.,
                      Industrial Air Tool Pasadena, Inc.,
                     Industrial Air Tool Texas City, Inc.,
                           PST, Inc. of Louisiana and
                                LRB Supply, Inc.
                                as the "Company"

                                 March 14, 1997

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----
ARTICLE I      DEFINITIONS............................................  1
         1.1   Defined Terms..........................................  1
         1.2   Other Defined Terms....................................  4

ARTICLE II     SALE AND TRANSFER OF SHARES............................  5
         2.1   Transfer of Shares.....................................  5
         2.2   Purchase Price.........................................  5
         2.3   Closing of Books, Benefits and Risks of Ownership......  7
         2.4   Transfer Taxes and Fees................................  7
         2.5   Earn-Out...............................................  7

ARTICLE III    CLOSING................................................  7
         3.1   Closing................................................  8
         3.2   Conveyances at Closing.................................  8

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
               COMPANY................................................  8
         4.1   Organization of the Company............................  8
         4.2   Authorization..........................................  9
         4.3   No Violation...........................................  9
         4.4   Capitalization.........................................  9
         4.5   Related Entities.......................................  10
         4.6   Equipment and Other Assets; Absence of Encumbrances....  10
         4.7   Facilities.............................................  11
         4.8   Contracts and Commitments..............................  12
         4.9   Permits................................................  13
         4.10  Financial Statements...................................  13
         4.11  Books and Records......................................  13
         4.12  Litigation.............................................  13
         4.13  Labor Matters..........................................  13
         4.14  Compliance with Law....................................  13
         4.15  No Brokers.............................................  14
         4.16  No Other Agreements to Sell the Company................  14
         4.17  Proprietary Rights.....................................  14
         4.18  Tax Matters............................................  15
         4.19  Accounts Receivable....................................  15
         4.20  Inventory..............................................  16
         4.21  Employees and Employee Benefits........................  16
         4.22  Compliance With Environmental Laws.....................  19
         4.23  Liabilities............................................  21
         4.24  Insurance..............................................  21
         4.25  Conduct of the Business................................  22
         4.26  Securities Law Matters.................................  22


ARTICLE V      REPRESENTATIONS AND WARRANTIES OF
               BUYER AND PARENT.......................................  23
         5.1   Organization of Buyer and Parent.......................  23
         5.2   Authorization..........................................  23
         5.3   No Conflict or Violation...............................  23
         5.4   Consents and Approvals.................................  23
         5.5   Covenants & Funding of Profit Sharing..................  23
         5.6   Covenants & Capital Contributions and Payment..........  23

ARTICLE VI     COVENANTS OF BUYER, THE COMPANY AND SELLER.............  24
         6.1   Further Assurances.....................................  24
         6.2   No Solicitation........................................  24
         6.3   Notification of Certain Matters........................  25
         6.4   Access to Information..................................  25
         6.5   Conduct of Business....................................  25
         6.6   [Reserved].............................................  25
         6.7   Environmental Assessments and Remediation..............  26
         6.8   Registration Rights....................................  27
         6.9   Accounts Receivable....................................  27
         6.10  Real Property..........................................  27
         6.11  Key Man Life Insurance; Dividends......................  27

ARTICLE VII    CONDITIONS TO SELLERS' OBLIGATIONS.....................  27
         7.1   Representations, Warranties and Covenants..............  28
         7.2   No Proceedings, Litigation or Laws.....................  28
         7.3   Certificates...........................................  28

ARTICLE VIII   CONDITIONS TO BUYER'S OBLIGATIONS......................  28
         8.1   Representations, Warranties and Covenants..............  28
         8.2   Consents...............................................  28
         8.3   No Proceedings or Litigation...........................  28
         8.4   Opinion of Counsel.....................................  28
         8.5   Certificates...........................................  30
         8.6   Escrow Agreement.......................................  30
         8.7   Employment and Non-Competition Agreements..............  30
         8.8   Release of Encumbrances................................  30
         8.9   Board Approval.........................................  30
         8.10  Corporate Documents....................................  30
         8.11  Schedules and Due Diligence Review.....................  30
         8.12  Solvency of Subsidiaries...............................  30

ARTICLE IX     RISK OF LOSS; CONSENTS TO ASSIGNMENT...................  31
         9.1   Consents to Assignment.................................  31


ARTICLE X     ACTIONS BY SELLER AND BUYER

              AFTER THE CLOSING............................ 31
       10.1   Books and Records; Tax Examinations.......... 31
       10.2   Survival of Representations, Etc............. 32
       10.3   Indemnifications............................. 32
       10.4   Further Action............................... 34

ARTICLE XI    MISCELLANEOUS................................ 34
       11.1   Termination.................................. 34
       11.2   Assignment................................... 35
       11.3   Notices...................................... 35
       11.4   Choice of Law................................ 36
       11.5   Entire Agreement; Amendments and Waivers..... 36
       11.6   Multiple Counterparts........................ 37
       11.7   Expenses..................................... 37
       11.8   Invalidity................................... 37
       11.9   Titles....................................... 37
       11.10  Publicity; Confidentiality................... 37
       11.11  Cumulative Remedies.......................... 37
       11.12  Arbitration.................................. 37
       11.13  Seller Representative........................ 37

ARTICLE XII   SPECIAL PROVISIONS........................... 38

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement, dated as of March 14, 1997 (the "Agreement"), is by and among Acme Dixie, Inc., a Delaware corporation, dba RSC ("Buyer"), Rental Service Corporation, a Delaware corporation ("Parent"), Andy
G. Gessner, Larry R. Bush, Stacy K. Bush, Larry R. Bush, as Trustee of the Stacy
K. Bush Trust and Roy B. Bush (each a "Seller" and collectively, the "Sellers") and Comtect, Inc., a Nevada corporation (herein "Comtect"), IAT Interests of Nevada, Inc., a Nevada corporation, RNJB, Inc., a Nevada corporation, CFTSIJC, Inc., a Nevada corporation, Industrial Air Tool Pasadena, Inc., a Texas corporation, Industrial Air Tool Texas City, Inc., a Texas corporation, PST, Inc. of Louisiana, a Louisiana corporation and LRB Supply, Inc., a Texas corporation (collectively, the "Subsidiaries" and together with Comtect, the "Company").

                                    RECITALS
                                    --------

          A. The company is engaged in the business of selling maintenance, repair and operating supplies and the operation of a small tool equipment rental business, operating under the "Industrial Air Tool" name or otherwise.

          B. Sellers own, of record and beneficially, all of the issued and outstanding shares of capital stock of the Company (the "Shares") and, as of the Closing Date (as defined below), will own, of record and beneficially, all of the Shares.

          C. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares upon the terms and subject to the conditions of this Agreement, whereupon Buyer will own all of the equity interests in the Company (the "Purchase").


                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

      1.1 Defined Terms.  As used herein, the terms below shall have the
          -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Affiliate" shall have the meaning set forth in the Exchange Act.
           ---------

          "Agreement" shall have the meaning specified in the first paragraph of
           ---------
this Agreement.

          "Ancillary Agreements" shall mean the Employment and Non-Competition
           --------------------
Agreements attached hereto as Exhibit 8.7.1, 8.7.2, 8.7.3 and 8.7.4 and the Escrow Agreement attached hereto as Exhibit 8.6.

          "Assets" shall mean the assets of the Company as reflected on the
           ------
Balance Sheet dated February 28, 1996, (a) together with (i) the accounts receivable purchased from the Related Entities pursuant to Section 6.9 and (ii) real estate purchased from the Related Entities pursuant to Section 6.10, and
(iii) those assets acquired (less those assets disposed of) in the ordinary course of Business since the Balance Sheet Date, and (b) less (i) all life insurance transferred to the insured parties thereunder.

          "Books and Records" shall mean (a) all records and lists pertaining to
           -----------------
the Business, customers, suppliers or personnel of the Company, (b) all product, business and marketing plans of the Company and (c) all books, ledgers, subledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by the Company.

          "Business" shall mean the Company's selling maintenance, repair,
           --------
operation supplies business and small tool equipment rental business operating under the "Industrial Air Tool" name or otherwise.

          "Buyer" shall have the meaning specified in the first paragraph of
           -----
this Agreement.

          "Closing Date" shall mean the first date in which all of the
           ------------
conditions to Sellers' and Buyer's obligations to consummate the transactions under this Agreement have been satisfied, as set forth in Articles VII and VIII hereof, but in no event later than June 30, 1997.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations thereunder.

          "Commission" shall mean the Securities and Exchange Commission.
           ----------

          "Company" shall have the meaning specified in the first paragraph of
           -------
this Agreement.

          "Contract" shall mean any agreement, contract, note, factoring
           --------
agreement, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, lease, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound and which relates to the Business or Assets, whether oral or written.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Equipment" shall mean all of the furniture, fixtures, furnishings,
           ---------
machinery, automobiles, trucks, spare parts, tools, supplies, equipment and other tangible personal property owned by the Company and used in connection with the Business.

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as amended.

          "Escrow Agent" shall mean the entity designated by Buyer and the
           ------------
Seller Representative to act as escrow agent under the Escrow Agreement.

          "Escrow Agreement" shall mean that certain Escrow Agreement, dated as
           ----------------
of the Closing Date, by and among Buyer, Seller Representative and the Escrow Agent, substantially in the form of Exhibit 8.6 attached hereto.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as
           ------------
amended, and the rules and regulations promulgated thereunder.

          "Facilities" shall mean the rental yards, stores, offices, maintenance
           ----------
and storage facilities, shops, warehouses, improvements and other structures, together with all related fixtures and improvements, located at or on the Owned Real Property or the Leased Real Property.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           --------
of 1976, as amended.

          "Balance Sheet" shall mean the balance sheet of the Company as of the
           -------------
Balance Sheet Date, restated on a pro forma basis to include (i) the accounts receivable and real estate to be purchased from the Related Entities pursuant to Sections 6.9 and 6.10, stated at their book value as of the Balance Sheet Date, and (ii) the repayment of lines of credit owed to GT Financial, Ltd., in each case less the cash, marketable securities and life insurance amounts to be paid therefor.

          "Balance Sheet Date" shall mean February 28, 1997.
           ------------------

          "Financial Statements" shall mean the Balance Sheet and the related
           --------------------
statement of operations of the Company for the eleven months ended on the Balance Sheet Date.

          "Inventory" shall mean all of the Company's inventory held for resale
           ---------
and all of the Company's new repair or replacement parts, supplies and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

          "Leased Real Property" shall mean all real property leased by the
           --------------------
Company from an entity other than a Related Entity (except in the case where such real properties are not purchased pursuant to Section 6.10 and are in fact leased from a Related Entity) and which is used in the conduct of the Business, including without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Material Adverse Effect" or "Material Adverse Change" shall mean with
           -----------------------      -----------------------
respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business or the Assets or on the ability of the Sellers or the Company to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

          "Owned Real Property" shall mean all real property owned in fee by the
           -------------------
Company, by the Sellers or by a Related Entity which is used in the conduct of the Business, including without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Parent" shall mean Rental Service Corporation, a Delaware
           ------
corporation.

          "Permits" shall mean all licenses, permits, franchises, approvals,
           -------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

          "Related Entity" shall mean any corporation, partnership, trust or
           --------------
other organization in which the Company or any of the Sellers has a material interest and shall include, without limitation, GT Financial, Ltd. and Shield Pt, Ltd.

          "Rental and Non-Rental Asset Listing" shall mean the assets reflected
           -----------------------------------
on the February 28, 1997 Balance Sheet and rental terms that exist in the equipment inventory as of February 28, 1997.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, agent, employee or other representative.

          "Securities Act" shall mean the Securities Act of 1933, as amended,
           --------------
and the rules and regulations promulgated thereunder.

          "Sellers" shall have the meaning specified in the first paragraph of
           -------
this Agreement.

          "Shares" shall mean all of the issued and outstanding shares of
           ------
capital stock of the Company.

          "Seller Representative" shall mean Andy G. Gessner, whom Sellers have
           ---------------------
irrevocably made, constituted and appointed their agent pursuant to Section
11.13 hereof.

          "Tax" shall mean any federal, state, local, foreign or other tax,
           ---
levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "Year-End Balance Sheets" shall mean the balance sheet of the Company
           -----------------------
at each of March 31, 1994, 1995 and 1996.

          "Year-End Financial Statements" shall mean the Year End Balance Sheet
           -----------------------------
dated as of March 31, 1996, and the related statements of operations of the Company for the fiscal year then ended.

      1.2 Other Defined Terms.  The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

            Term                                      Section
            -----                                     -------

            Actions                                   4.12
            Benefit Arrangement                       4.2.1
            Cash Purchase Price                       2.2.1.1
            Claim                                     10.3.4
            Claim Notice                              10.3.4
            Closing                                   3.1

            Company                                   4.22.1.1
            Consultant                                6.7.1
            Contingent Purchase Price                 2.2.1.1
            Damages                                   10.3.1
            Employee Plans                            4.21.1
            Environmental Laws                        4.22.2
            Environmental Assessments                 6.7.1
            ERISA Affiliate                           4.21.1
            Factor                                    4.19
            GAAP                                      4.10
            Hazardous Substance                       4.22.1.3
            Holdback Amount                           2.2.3.1
            Multiemployer Plan                        4.21.1
            PBGC                                      4.21.1
            Pension Plan                              4.21.1
            Parent Common Stock                       2.2.1.1
            Proposed Acquisition Transaction          6.2
            Proprietary Rights                        4.17.1
            Purchase Price                            2.2.1.1
            Real Property Purchase                    4.7
            Release                                   4.22.1.2
            Remediation Standard                      6.7.2
            Required Remediation                      6.7.2
            Seller Representative                     11.13.1
            Welfare Plan                              4.21.1

                                   ARTICLE II

                          SALE AND TRANSFER OF SHARES
                          ---------------------------

   2.1 Transfer of Shares.  Upon the terms and subject to the conditions
       ------------------
contained herein, at the Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, the Shares, for the consideration specified in Section 2.2.1 less the Holdback Amount specified in
Section 2.2.3.

   2.2 Purchase Price.
       --------------

       2.2.1  Purchase Price.
              --------------

          2.2.1.1 At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Sellers in consideration for the Shares, the aggregate amount of Thirty-eight Million One Hundred Thousand Dollars ($38,100,000) (the "Purchase Price") of which (i) Thirty-Two Million Six Hundred Thousand Dollars ($32,600,000) (the "Cash Purchase Price") shall be paid to Sellers by wire transfer of immediately available funds to accounts designated by Sellers in the amounts as set forth on Schedule 2.2.1.1, (ii) Three Million Five Hundred Thousand Dollars ($3,500,000) shall be paid by delivery to Sellers of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") and (iii) Two Million Dollars ($2,000,000) shall be paid in the form of additional shares of Parent Common Stock pursuant to the "earn-out" provisions of Section 2.5 (the "Contingent Purchase Price"). The number of shares of Parent Common Stock to be issued to Sellers shall be determined as set forth in Section 2.2.1.2. The Cash Purchase Price, Parent Common Stock, Contingent Purchase Price and the Holdback Amount (as specified below), and any remittance to Sellers of the Holdback Amount pursuant to the Escrow Agreement, shall be allocated among the Sellers in accordance with Schedule 2.2.1.1.

          2.2.1.2 The number of shares of Parent Common Stock to be issued to Sellers shall be 189,189 (equal to the result of dividing Three Million Five Hundred Thousand Dollars ($3,500,000) by $18.50, the closing share price of Parent Common Stock on the Nasdaq National Market on the date of this Agreement).

          2.2.1.3 If between the date of this Agreement and the Closing Date, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the number of shares of Parent Common Stock issued to Sellers pursuant to Section 2.2.1.2 shall be proportionately adjusted.

          2.2.1.4 No fractional shares of Parent Common Stock shall be issued, but in lieu thereof, each Seller who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive from Buyer an amount of cash equal to the product of the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, multiplied by $18.50.

       2.2.2  Employment and Non-competition Agreements. Company shall enter
              -----------------------------------------
into Employment and Non-competition Agreements, in substantially the form attached hereto as Exhibits 8.7.1, 8.7.2, 8.7.3 and 8.7.4, with each of Andy G. Gessner, Larry R. Bush, William E. Pinkley and Gordon L. McDonald.

       2.2.3  Holdback and Escrow Agreement.
              -----------------------------

              2.2.3.1 The "Holdback Amount" shall be a cash amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) which, at the Closing, shall be placed in escrow on the Closing Date pursuant to the Escrow Agreement, pending the Sellers' indemnification obligations, if any, as set forth in
Section 10.3, and any remediation required under Section 6.7 hereof which is not resolved by the Closing Date. The Escrow Agent will remit to Sellers the entire Holdback Amount, net of any amount which Buyer is entitled under the provisions of Sections 6.7 and 10.3 hereof, in accordance with the provisions of the Escrow Agreement. In the event of any disagreement between Buyer and Sellers regarding the dollar amount of any such indemnification or remediation obligation, Buyer and Sellers shall submit such dispute to a third-party arbitrator for binding arbitration pursuant to Section 11.13 of this Agreement. Any unused balance of the Holdback Amount shall be paid to Sellers in conformity with Escrow Agreement. Notwithstanding any other provision contained in this Agreement, Buyer shall be limited to a maximum amount as set forth in Section 10.3 to fully satisfy all indemnification and remediation obligations and all other claims, rights and causes of action arising hereunder that Buyer, Parent, Affiliate and/or Company may have against Seller now or in the future, of the Seller to Company, Buyer and/or Parent (except under Sections 4.4 and 4.18 hereof, and in the case of fraud on the part of any Seller).

              2.2.3.2 Buyer and the Seller Representative, acting on behalf of the Sellers, shall enter into the Escrow Agreement, in substantially the form attached hereto as Exhibit 8.6, pursuant to which Buyer shall deposit with the Escrow Agent the Holdback Amount of Three Million Five Hundred

Thousand Dollars ($3,500,000). All costs of the escrow shall be paid by Sellers, all as further provided in the Escrow Agreement.

  2.3  Closing of Books, Benefits and Risks of Ownership.  The transactions
       --------------------------------------------------
contemplated by this Agreement shall be deemed effective as of March 1, 1997 and all profits and losses of the Company from and after March 1, 1997 shall be solely for the account of, and inure solely to the benefit or detriment of, Buyer, except as otherwise set forth in this Agreement; provided, however, that any vendor rebates (SPIFFs) relating to periods of operation of the Company prior to January 1, 1997, even if received by the Company after March 1, 1997, shall be solely for the account of Sellers. The accounting books and records of the Company will be closed as of the close of business on February 28, 1997. Sellers shall operate the business subject to and pursuant to the requirements set forth in Section 6.5 of this Agreement by, from and after March 1, 1997 until such time as this Agreement is terminated or closed. Without the consent of Buyer, until the Closing Date the Company or Seller shall not repurchase, sell or transfer any Shares, make or declare any dividends (except as expressly contemplated by this Agreement), or otherwise take any action restricted under
Section 6.5 of this Agreement. If this transaction does not close for any reason on or prior to June 30, 1997 and is not extended by agreement of the parties, then the Company shall pay within ten days to the Buyer profits accumulated during the period from March 1, 1997 to the date that the closing is deemed not to occur or to the date the Agreement is terminated, but not later than June 30, 1997. If this transaction does not close for any reason on or prior to June 30, 1997 and is not extended by agreement of the parties, then the Buyer shall within ten days pay to the Company all losses accumulated (offset by any non-refundable contributions made by Buyer) by the Company during the period from March 1, 1997 to the date that the closing is deemed not to occur, but not later than June 30, 1997.

  2.4  Transfer Taxes and Fees.  Sellers shall be responsible for any
       -----------------------
documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of Shares provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Sellers shall pay the fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances.

  2.5  Earn-Out.  The Contingent Purchase Price shall consist of Parent Common
       --------
Stock with a fair market value of up to $2,000,000, the number of shares of Parent Common Stock to be issued to Sellers shall be 108,108 (equal to the result of dividing Two Million Dollars ($2,000,000) by $18.50, the closing share price of Parent Common Stock on the Nasdaq National Market on the date of this agreement). Such Parent Common Stock shall be issuable to Sellers over a three-year period commencing on March 1, 1997 in accordance with specified growth and profitability targets for the Business during such period. Such targets will be established in good faith by mutual agreement of Buyer and Sellers. The Contingent Purchase Price shall be paid to Sellers only to the extent that the performance of the Business meets the agreed-upon targets, and if such targets are not met, no portion (or a reduced portion, as applicable) of the Contingent Purchase Price shall be paid.






                                  ARTICLE III

                                    CLOSING
                                    -------

   3.1 Closing.  The Closing of the transactions contemplated herein (the
       -------
"Closing") shall be held on the Closing Date at a time and place as the parties shall mutually agree.

   3.2 Conveyances at Closing.
       ----------------------

       3.2.1  Sellers' Delivery Obligations.  To effect the sale and transfer
              -----------------------------
referred to in Section 2.1 hereof, Sellers will, at the Closing, execute and deliver to Buyer:

              3.2.1.1 certificates evidencing the Shares, free and clear of any Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank;

              3.2.1.2 all Ancillary Agreements required to be executed by any of the Sellers;

              3.2.1.3 all certificates, opinions of counsel and other documents described in Article VIII; and

              3.2.1.4 all Permits and any other third party consents required for the valid transfer of the Shares as contemplated by this Agreement, or for the continued operation of the Business following such transfer.

       3.2.2  Buyer's Delivery Obligations.  To effect the sale and transfer
              ----------------------------
referred to in Section 2.1 hereof, Buyer will, at the Closing, execute and deliver to Sellers:

              3.2.2.1 all Ancillary Agreements required to be executed by Buyer; and

              3.2.2.2  all certificates described in Article VII.

       3.2.3  Form of Instruments.  To the extent that a form of any document to
              -------------------
be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient which shall be approved by Sellers' and Buyer's legal counsel.








                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
           ---------------------------------------------------------

       Sellers and the Company hereby jointly and severally represent and warrant to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

   4.1 Organization of the Company.  The Company is a corporation duly
       ---------------------------
organized, validly existing and in good standing under the laws of the States of Texas, Nevada and Louisiana. Copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the State(s) where this is legally required.

   4.2 Authorization.  Each of the Sellers and the Company has full power and
       -------------
authority (corporate or other) to enter into this Agreement and the Ancillary Agreements, as the case may be, and to carry out the transactions contemplated hereby and thereby, and the Board of Directors of the Company and each of the Sellers has taken all action required by law, its charter documents, as the case may be, or otherwise to be taken by it to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, as the case may be, are the legal, valid and binding obligations of each of the Sellers and the Company, enforceable against each of them in accordance with their respective terms. A copy of the resolutions of the Company's board of directors and stockholders authorizing this Agreement and the related transactions is attached hereto as Schedule 4.2.

   4.3 No Violation.  None of the execution, delivery and performance of this
       ------------
Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, result in a breach of, conflict with, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage, or indenture, contract, agreement, lease, sublease, license, permit, franchise, distributorship agreement (except as provided on Schedule 4.3) or other instrument or arrangement to which any Seller or the Company is a party or by which any of the Shares or any of the assets or properties of the Company or any Seller are bound or affected, (iii) result in the creation or imposition of any Encumbrance upon any of the Shares or any property or Assets of the Company or any Seller under any agreement or commitment to which the Company or any Seller is a party or by which the Company or any Seller is bound or affected, or to which the property of the Company or any Seller is subject, or (iv) violate, conflict with or result in the breach of (or cause an event which could have a Material Adverse Effect as a result of) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which any Seller, the Company, the Business or any of the properties or Assets of any of the foregoing is subject. Except as set forth on Schedule 4.3, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any governmental authority, is required in connection with the execution, delivery and performance by each of the Sellers and the Company of this Agreement and the Ancillary Agreements, as the case may be, or the consummation by each of the Sellers and the Company of the transactions respectively contemplated by each of them herein and therein.

   4.4 Capitalization.
       --------------

       4.4.1 The authorized and the issued equity securities of the Company are as set forth on Schedule 4.4. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares as set forth on Schedule
4.4 (which schedule also sets forth the address of each such Seller and the certificate numbers of the certificates representing the Shares), free and clear of all Encumbrances (other than a legend indicating only that the Shares have not been registered under the Securities Act).

       4.4.2 There are no other shares of capital stock of the Company issued and outstanding and no shares of treasury stock. All Shares are validly issued, fully paid and nonassessable. None of the Shares was issued in violation of any preemptive rights. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any of the Company's capital stock; (ii) options, warrants, calls or other rights, including, without limitation, rights to demand registration or to sell in connection with any registration by the Company under the Securities Act, with respect to the issued capital stock of the Company, or to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, and/or assignment of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights; or (iv) Shares pledged as collateral to secure any agreement or obligation. There are no voting trust agreements other than as set forth on Schedule 4.4.2 (which agreements will be terminated at or prior to the Closing Date) or other contracts, agreements, arrangements, commitments, plans, proxies or understanding restricting or otherwise relating to conveyance, voting or dividend rights with respect to the Shares. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Buyer in the stock records of the Company, the Buyer will own all of the issued and outstanding equity securities of the Company of every sort whatsoever, free and clear of all Encumbrances.



   4.5 Related Entities.
       ----------------

       4.5.1 Schedule 4.5(a) sets forth a complete and accurate list of all of the Related Entities, all of which are, directly or indirectly, wholly-owned by the Company, any or all of the Sellers, or some combination thereof. Schedule 4.5(a) also sets forth the jurisdiction of incorporation of each of the Related Entities, each jurisdiction in which each such Related Entity is qualified to do business, the number of shares of such Related Entities outstanding, and the ownership thereof or other ownership interests thereof.

       4.5.2 Schedule 4.5(b) sets forth a list of all agreements among the Company, any of the Sellers and the Related Entities.

   4.6 Equipment and Other Assets; Absence of Encumbrances.  The Asset listing
       ---------------------------------------------------
attached as Schedule 4.6 sets forth the asset description and original cost of all Equipment. Buyer and Parent understand, acknowledge and agree that except as otherwise expressly provided in this Agreement, the Assets are included on an "AS IS, WHERE IS" "WITH ALL FAULTS" basis. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER AND SELLERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF IMPLIED WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. Notwithstanding the foregoing, any manufacturers warranties that are in effect will not be canceled or diminished by the making of this agreement. Buyer shall have the right, prior to Closing, to inspect all of the Assets (wherever located) that are reflected on the Balance Sheet. In the event that any such Assets are not operable, rental ready or in good condition or repair, Buyer shall have the right to exclude such Assets from the purchase and make an appropriate adjustment to the Purchase Price.



   4.7 Facilities.
       ----------

       4.7.1  Real Property. After the Company purchases the Owned Real Property
              -------------
from the Sellers and/or the Related Entities, pursuant to Section 6.10 of this Agreement (the "Real Property Purchase"), the only Owned Real Property will be the parcels located at 1305 West Jackson, Pasadena, Texas 77506, 220 29th Street South, Texas City, Texas 77592 and 1710 Industrial Park Dr., Nederland, Texas 77627, as described on Schedule 4.7. The Sellers, the Company or a Related Entity has delivered to Buyer an accurate copy of their existing policy of title insurance as to the Owned Real Property, which policies are listed on Schedule
4.7. After the Purchase, the Company will enjoy peaceful and undisturbed possession of the Owned Real Property and will have good and marketable title to all of the Owned Real Property (including all Facilities located thereon), free and clear of all Encumbrances, other than (i) Encumbrances reflected or reserved against on the Balance Sheet, (ii) Encumbrances that do not materially affect the value of the Owned Real Property or the Company's ability to conduct the Business thereon created by the owner thereof or (iii) restrictions, reservations, easements, zoning ordinances and other matters of public record affecting said properties, provided that none of such matters materially interfere with the Company's ability to use the Owned Real Property in the manner currently used.

          The only Leased Real Property is the parcel located at 2208 Industrial Drive, Sulphur, Louisiana 70663, as described on Schedule 4.7. The Sellers and the Company have delivered to Buyer an accurate copy of the Leases covering the
Leased Real Property.   Neither the Company nor any lessor under the Leases is
in material breach or default of its obligations thereunder. The Company enjoys peaceful and undisturbed possession of the Leased Real Property.

          There are no leases, subleases (except as disclosed on Schedule 4.7), licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facilities or any portion thereof. The Facilities are supplied with utilities and other services necessary for the operation of the Business.

       4.7.2  Improvements, Fixtures and Equipment.  To the best of Sellers' and
              ------------------------------------
the Company's knowledge, the Facilities and the improvements thereon, including without limitation all Equipment (including all fixtures) and other tangible assets owned, leased or used by the Company at the Facilities are insured to the extent and in a manner customary in the industry, are sufficient for the operation of the Business as presently conducted and are in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and
other requirements currently in effect.   None of the improvements is subject to
any commitment or other arrangement for their sale or use by any Affiliate of the Company or third parties. Buyer understands, acknowledges and agrees that except as otherwise expressly provided in this Agreement, the Facilities are included on an "AS IS, WHERE IS" "WITH ALL FAULTS" basis. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM ALL EXPRESS OR IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO THE FACILITIES, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF HABITABILITY, AND SELLERS DO NOT WARRANT THE DESCRIPTION, VALUE, QUALITY OR

CONDITION OF ANY OF THE FACILITIES, EXCEPT AS SET FORTH IN THIS AGREEMENT. Buyer and Sellers agree that, to the extent required by applicable law to be effective, the disclaimers of implied warranties contained in this Section are "conspicuous" disclaimers for purposes of any applicable law, rule or order. Notwithstanding the foregoing, Buyer shall have the right, prior to Closing, to inspect all of the Facilities. In the event that any of such Facilities are not in good condition or repair, or sufficient for the operation of the Business as currently conducted, Buyer shall have the right to exclude such Facilities from the purchase and to make an appropriate adjustment to the Purchase Price.



       4.7.3   Conformity. All Facilities have received all required approvals
               ----------
of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof.

   4.8 Contracts and Commitments.
       -------------------------

       4.8.1  Contracts.  Schedule 4.8 sets forth a complete and accurate list
              ---------
of all material Contracts of the following categories:

              4.8.1.1 Contracts not made in the ordinary course of the Company's conduct of the Business;

              4.8.1.2  Employment contracts and severance agreements;

              4.8.1.3 Supply, purchase, distribution, franchise, license, sales or commission contracts related to the Business;

              4.8.1.4 Contracts involving expenditures or liabilities, actual or potential, in excess of $5,000 or otherwise material to the Business, and not cancelable (without liability) within 30 calendar days;

              4.8.1.5 Contracts or commitments relating to commission arrangements with others;

              4.8.1.6 Factoring agreements, promissory notes, loans, agreements, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any Equipment or Inventory are pledged (excluding credit provided by the Company in the ordinary course of the Business to its customers);

              4.8.1.7 Leases of personal property not cancelable (without liability) within 30 calendar days; and

              4.8.1.8 Contracts containing covenants limiting the freedom of the Company or any officer, director or shareholder of the Company to engage in any line of business or compete with any person.

Sellers have either delivered to Buyer or have made available to Buyer at the Company's place of business true, correct and complete copies of all of the Contracts listed on Schedule 4.8, including all amendments and supplements thereto.


       4.8.2  Absence of Breaches or Defaults.  To the best of Seller's and
              -------------------------------
Company's knowledge, all of the material Contracts are valid and in full force and effect. The Company has duly performed all of its material obligations under the Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Contracts by the Company or, to the best of Sellers' knowledge, any other party has occurred and neither the Company nor any other party has repudiated any provisions thereof. All of the material Contracts will be enforceable by the Company after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

   4.9 Permits.  The Company has all material Permits required to conduct the
       -------
Business, except where the failure to obtain such Permits would not have a material effect on the Business. All Permits of the Company related to the Business are valid and in full force and effect and are listed on Schedule 4.9.

   4.10 Financial Statements.  The Company has heretofore delivered to Buyer the
        --------------------
Financial Statements and Year-End Financial Statements. The Financial Statements and Year-End Financial Statements (a) are in accordance with the underlying books and records of the Company, (b) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby, except that the Year-End Financial Statements were prepared in accordance with the existing Company tax basis of accounting and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments). At the Balance Sheet Date there were no liabilities of the Company, which, in accordance with GAAP, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

   4.11 Books and Records.  The Company has made and kept (and given Buyer
        -----------------
access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The stock book records of the Company made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Company's stock through and including the date hereof.

   4.12 Litigation.  Except as set forth on Schedule 4.12, there is no action,
        ----------
order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best of the Sellers' or Company's knowledge, threatened or anticipated (a) against, related to or affecting the Company or the Business or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. The Company is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the Business.

   4.13 Labor Matters.  The Company is not a party to any labor agreement with
        -------------
respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. To the best of Sellers' and Company's knowledge, the Company has not experienced within the past five (5) years any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company.

   4.14 Compliance with Law.  The Company, the conduct of the Business and the
        -------------------
operation of the Facilities have not materially violated and are in material compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws (as defined in Section 4.22.2), relating to the Assets, Facilities or Business or operations of the Company, except where the violation or failure to comply, individually or in the aggregate would not have a Material Adverse Effect on the Facilities, Assets or Business. The Company and the conduct of the Business and the operation of the Facilities are in material conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, the Americans with Disabilities Act, ERISA, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

   4.15 No Brokers.  None of the Sellers, the Company or any of the Company's
        ----------
officers, directors, employees or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation on the part of the Company or Buyer to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

   4.16 No Other Agreements to Sell the Company.  None of the Sellers have any
        ---------------------------------------
commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Shares or the Assets or to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company.

   4.17 Proprietary Rights.
        ------------------

       4.17.1  Proprietary Rights.  To the best of Sellers' and Company's
               ------------------
knowledge, Schedule 4.17 lists all of the Company's federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights, and all pending applications for any such registrations, all other trademarks and other marks, trade names and other trade rights or in which the Company has any interest whatsoever, and all other trade secrets, if any, and other proprietary rights, whether or not registered, and all computer software (including without limitation the tool rental control software used by the Company), created or used by or on behalf of the Company, in each case relating to the Business (collectively, "Proprietary Rights"). The Proprietary Rights listed in Schedule 4.17 are all those used by the Company in connection with the Business.

       4.17.2  Royalties and Licenses. To the best of Sellers' and Company's
               ----------------------
knowledge, no person has a right to receive a royalty or similar payment in respect of any Proprietary Rights. Except as set forth on Schedule 4.17.2 the Company has no licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

       4.17.3    Ownership and Protection of Proprietary Rights.  To the best of
                 ----------------------------------------------
Sellers' and Company's knowledge, the Company owns or licenses, and has the sole right to use or (as it so elects) to sublicense, each of the Proprietary Rights. To the best of Sellers' and Company's knowledge, none of the Proprietary Rights is involved in any pending or threatened litigation. The Company has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. To the best of Sellers' and Company's knowledge, the Company has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. To the best of Sellers' and Company's knowledge, the Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, nor has such infringement been alleged by any third party. To the best of Sellers' and Company's knowledge, all of the Proprietary Rights are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

   4.18  Tax Matters.
         -----------

       4.18.1  Filing of Tax Returns.  The Company has timely filed with the
               ---------------------
appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.18, neither the Company, nor any group of which the Company now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes. The Company has delivered to Buyer complete and accurate copies of the Company's federal, state and local tax returns for its fiscal years ended March 31, 1994, 1995 and 1996, and will deliver to Buyer copies of the Company's federal, state and local tax returns for the eleven months ended February 28, 1997 when completed.

       4.18.2  Payment of Taxes. All Taxes, in respect of taxable periods ending
               ----------------
on or before the Balance Sheet Date, have been timely paid, or will be timely paid prior to the Balance Sheet Date, or will be fully accrued for on the Balance Sheet. Any unpaid Taxes relating to periods ending on or before the Balance Sheet Date (whether full or partial periods) that are not fully accrued for on the Balance Sheet will be subject to full indemnification by Sellers in accordance with Section 10.3 hereof (without being limited as to the amount). Sellers shall have no liability for Taxes accruing as a result of the actions of Buyer after March 1, 1997.

       4.18.3  Audits, Investigations or Claims.  To the best of Sellers' and
               --------------------------------
Company's knowledge, except as set forth in Schedule 4.18, the consolidated federal income tax returns and any required state tax returns of the Company have been examined by the Internal Revenue Service and any applicable state taxing authority for all periods to and including those set forth in Schedule 4.18, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against the Company. Except as set forth in Schedule 4.18, there are no pending or, to the best of the Sellers' or Company's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of the Company, or its counsel, is likely to result in a material additional liability for Taxes. To the best of Sellers' and Company's knowledge, audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period and set forth in Schedule
4.18 and, except as set forth therein, the Company has not been notified that any taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.18, no extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

       4.18.4  Lien. There are no liens for Taxes (other than as could be
               ----
asserted for current Taxes not yet due and payable) on the Assets.

   4.19  Accounts Receivable.  To the best of Sellers' and Company's knowledge,
         -------------------
the accounts receivable reflected in the Balance Sheet represent bona fide claims of the Company or GT Financial, Ltd. (the "Factor") against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. To the best of Sellers' and Company's knowledge, all of such accounts receivables are collectible in the ordinary course of business except to the extent reserved against on the Balance Sheet. Following the repurchase of accounts receivable from the Factor pursuant to
Section 6.9, the Company will own all such accounts receivable, free and clear of all Encumbrances.

   4.20  Inventory. All the Inventory is located at (i) the Facilities or (ii)
         ---------
on consignment at various customer sites. To the best of Sellers' and Company's knowledge, there has been no material decrease in the book value or fair value of the Inventory since the Balance Sheet Date. The values at which the Inventory is shown on the Balance Sheet have been determined on LIFO method in accordance with Federal tax regulations, consistently applied throughout the periods covered by the Financial Statements.

   4.21 Employees and Employee Benefits.
        -------------------------------

        4.21.1 As used in this Section 4.21, the following terms have the meanings set forth below.

       "Benefit Arrangement" shall mean any employment, consulting, severance or
        -------------------
other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

       "Employee Plans" shall mean all Benefit Arrangements, Multiemployer
        --------------
Plans, Pension Plans and Welfare Plans.

       "ERISA Affiliate" shall mean any entity which is (or at any relevant time
        ---------------
was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company, within the meaning of Section 4001(b)(1) of ERISA.

       "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
        ------------------
Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

       "PBGC" shall mean the Pension Benefit Guaranty Corporation.
        ----

       "Pension Plan" shall mean any "employee pension benefit plan" as defined
        ------------
in Section 3(2) of ERISA (other than a Multiemployer Plan) which (A) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

       "Welfare Plan" shall mean any "employee welfare benefit plan" as defined
        ------------
in Section 3(1) of ERISA, which (A) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

       4.21.2 Schedule 4.21(a): (i) contains a list of all current employees of the Company, and their wage rates or salaries, as of the date of this Agreement, and (ii) sets forth the dates of employment for such employees.

       4.21.3  Disclosure; Delivery of Copies of Relevant Documents and Other
               --------------------------------------------------------------
Information. Schedule 4.21(b) contains a complete list of Employee Plans.  True
-----------
and complete copies of each of the following documents have been delivered by the Company to Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees and all annuity contracts or other funding instruments; (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing; (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan; (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and each Welfare Plan; (v) all actuarial reports prepared for the last three plan years for each Pension Plan; (vi) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company; and (vii) a description setting forth the amount of any liability of the company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan.

       4.21.4  Representations.
               ---------------

               4.21.4.1  Pension Plans. No Pension Plan is subject to the
                         -------------
minimum funding requirements of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA

Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code. Each Pension Plan which is intended to be qualified (and each related trust agreement, annuity contract or other funding instrument) is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither the Company nor any ERISA Affiliate is subject to Section 4043(b) of ERISA.

              4.21.4.2  Multiemployer Plans.  Neither the Company nor any ERISA
                        -------------------
Affiliate has any Multiemployer Plans.

              4.21.4.3  Welfare Plans. Except for the Cafeteria Plan in force
                        -------------
with the Company, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan. To the best of Sellers' and Company's knowledge, each Welfare Plan which is a "group health plan," as defined in
Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

              4.21.4.4  Compliance with Law. To the best of Sellers' and
                        -------------------
Company's knowledge, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including without limitation ERISA and the Code.

              4.21.4.5  Employment at Will. Except as provided by law, the
                        ------------------
employment of all persons presently employed (other than Andy G. Gessner and Larry R. Bush) or retained by the Company is terminable at will.

              4.21.4.6  Unrelated Business Taxable Income. To the best of
                        ---------------------------------
Sellers' and Company's knowledge, no Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

              4.21.4.7  Deductibility of Payments. Except for the contracts with
                        -------------------------
Andy G. Gessner and Larry R. Bush, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible by the Company under Section 162(a)(1) or 404 of the Code, whichever is applicable, (ii) for which the deduction by the Company would be disallowed under Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

              4.21.4.8  Fiduciary Duties and Prohibited Transactions. To the
                        --------------------------------------------
best of Sellers' and Company's knowledge, neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. To the best of Sellers' and Company's knowledge, the Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under
Section 502(l) of ERISA.

              4.21.4.9   Validity and Enforceability. To the best of Sellers'
                         ---------------------------
and Company's knowledge, each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement is legally valid and binding and in full force and effect.

              4.21.4.10  Litigation. To the best of Sellers' and Company's
                         ----------
knowledge, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan.

              4.21.4.11  No Amendments.  To the best of Sellers' and Company's
                         -------------
knowledge, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

              4.21.4.12  No Other Material Liability.  No event has occurred in
                         ---------------------------
connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

              4.21.4.13  Unpaid Contributions.  Except for the profit sharing
                         --------------------
contribution to be accrued on February 28, 1997, neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan or Welfare Plan.

              4.21.4.14  Insurance Contracts. To the best of Sellers' and
                         -------------------
Company's knowledge, neither the Company nor any Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

              4.21.4.15  No Acceleration or Creation of Rights. To the best of
                         -------------------------------------
Sellers' and Company's knowledge, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting except by plan termination or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan except by plan termination or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

 4.22  Compliance With Environmental Laws.
       ----------------------------------

       4.22.1  Definitions. The following terms, when used in this Section
               -----------
4.21, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

               4.22.1.1  "Company". For purposes of this Section 4.22 only, the
                          -------
term "Company" shall include (I) all Related Entities of the Company, including, without limitation the Sellers,

(ii) all partnerships, joint ventures and other entities or organizations in which the Company was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded.

              4.22.1.2  "Release" shall mean and include any spilling, leaking,
                         -------
pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the work place of any Hazardous Substance, and otherwise as defined in any Environmental Law.

              4.22.1.3  "Hazardous Substance" shall mean any quantity of
                         -------------------
asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.


       4.22.2  Compliance With Environmental and Zoning Law. Except as set forth
               --------------------------------------------
on Schedule 4.22 and except as set forth in the environmental assessments referred to in Section 6.7, the Facilities have been owned, leased, operated and maintained in material compliance with all environmental laws, regulations and requirements (collectively, "Environmental Laws").

       4.22.3  Facilities.  Except as set forth in the environmental assessments
               ----------
referred to in Section 6.7, the Facilities are, and at all times have been, owned, leased and operated in material compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws.

       4.22.4  Permits.  The Company has, and at all times has had, all material
               -------
Permits required under any Environmental Law and the Facilities are, and at all times have been, in material compliance with all such Permits subject to the environmental assessments referred to in Section 6.7.

       4.22.5  Permits Required.  The consummation of any of the transactions
               ----------------
contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law subject to the environmental assessments referred to in Section 6.7.

       4.22.6  Notice of Violation. The Company has not received any notice at
               -------------------
any time that it or the Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in non-compliance with the conditions of any Permit, and there is no pending or threatened lawsuit, governmental or other legal action to that effect.

       4.22.7  Pending Actions.  There is not now pending or threatened, nor any
               ---------------
basis for, nor has there ever been, any Action against the Company, nor, to the best of Sellers' knowledge, any basis for any Action, under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

       4.22.8  Judgments.  There are no consent decrees, judgments, judicial or
               ---------
administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any

Environmental Law which regulate, obligate, bind or in any way materially affect the Company or the Facilities.

       4.22.9   Hazardous Substances.  To the best of Sellers' or Company's
                --------------------
knowledge, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in material compliance with all Environmental Laws and necessary for the operation of the Business.

       4.22.10  Handling of Hazardous Substances.  To the best of Sellers'
                --------------------------------
knowledge, the Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in liability of the Company or Buyer under any Environmental Law. Sellers have made available TNRCC reports to Buyer that have been filed with the State of Texas.

       4.22.11  RESERVED.

       4.22.12  RESERVED.

       4.22.13  Storage Tank.  To the best of Sellers' knowledge, Schedule 4.22,
                ------------
sets out the past and present underground and above ground tanks at the Facilities.

       4.22.14  Environmental Audits or Assessments.  True, complete and correct
                -----------------------------------
copies of the written reports, if any, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of the Company, of all environmental audits or assessments which have been conducted at any Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which the Company or Sellers have knowledge is included on Schedule 4.22.

       4.22.15  Indemnification Agreements.  To the best of Sellers' knowledge,
                --------------------------
except for all Facility leases and facility access agreements and Contracts, the Company is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Contract under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

       4.22.16  Releases or Waivers. To the best of Sellers' knowledge, the
                -------------------
Company has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

       4.22.17  Notices, Warnings and Records. To the best of Sellers'
                -----------------------------
knowledge, the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

   4.23  Liabilities.  The Company has no liabilities or obligations (absolute,
         -----------
accrued, contingent or otherwise) except (i) liabilities which are reflected on the Balance Sheet, (ii) liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date, and
(iii) liabilities arising under Contracts identified in Schedule 4.8 to which the Company is a party.

   4.24 Insurance.
        ---------

       4.24.1 To the best of Sellers' knowledge, Schedule 4.24 describes all currently in force policies of insurance (including the insurer, type of insurance and period of coverage) to which the Company or any Related Entity is a party or under which the Company, any Related Entity or any employee, officer or director of the Company or any Related Entity (in his or her capacity as such) is or has been insured. All such policies will continue in full force and effect following the Closing.

       4.24.2  RESERVED.

       4.24.3  RESERVED.

       4.24.4 To the best of Sellers' knowledge, the Company and any Related Entity have paid all accumulated premiums due, or have accrued same as a liability and has otherwise performed substantially all of its material respective obligations, under each such current insurance policy.

   4.25  Conduct of the Business.  To the best of Sellers' knowledge, since the
         -----------------------
Balance Sheet Date, the Company has conducted its operations in the ordinary course of the Business and substantially in accordance with past practice, and has not taken any action that, if taken after the date hereof, would violate
Section 6.5.

   4.26  Securities Law Matters.
         ----------------------

         4.26.1 Each Seller confirms that it is acquiring the Parent Common Stock for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, and no other person has or will have a direct or indirect beneficial interest in such Parent Common Stock.

         4.26.2 Each Seller understands that the offering and sale of the Parent Common Stock is intended to be a transaction by an issuer not involving any public offering exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and the rules and regulations of the Commission thereunder;

         4.26.3 Each Seller who will be receiving Parent Common Stock represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act;

         4.26.4 Each Seller understands and acknowledges that there are substantial risks of loss of investment involved in an investment in the Parent Common Stock, and that the investment in the Parent Common Stock is an illiquid investment subject to transfer restrictions, and Sellers represent and warrant that they have the financial ability to bear the economic risk of such investment;

         4.26.5 Each Seller who will be receiving Parent Common Stock has such knowledge and experience in financial and business matters, including investments of the type represented by the Parent Common Stock, as to be capable of evaluating the merits of investment in therein;

         4.26.6 Each Seller has been furnished with a copy of the recent periodic reports filed by Parent with the Commission and any documents that may have been made available otherwise or upon its request, have carefully read and understand such materials and have evaluated the risks of an acquisition of the Parent Common Stock;

         4.26.7 Each Seller has been given the opportunity to ask questions of, and receive answers from, representatives of Parent in order for it to evaluate the merits and risks of investment in the Parent Common Stock; and

         4.26.8 No Seller has been furnished with or has relied upon any oral or written representation, warranty or information in connection with the offering of the Parent Common Stock except for that set forth in this Agreement and in Parent's Prospectus, 10K and Parent's Annual Report.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
               --------------------------------------------------

       Buyer and Parent hereby represent and warrant to Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

   5.1 Organization of Buyer and Parent.  Buyer is a corporation duly organized,
       --------------------------------
validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   5.2 Authorization.  Except as provided in Section 8.9, each of Buyer and
       -------------
Parent has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and Parent and is, and (following their execution and delivery by Buyer, Parent, the Company, the Seller Representative or the Sellers, as applicable, each of the Ancillary Agreements will be) a legal, valid and binding obligation of Buyer or Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its terms.



   5.3 No Conflict or Violation.  Neither the execution, delivery or performance
       ------------------------
of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer or Parent with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer or Parent, or (b) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award binding upon Buyer or Parent.

   5.4 Consents and Approvals.  No notice to, declaration, filing or
       ----------------------
registration with, or authorization, consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer or Parent in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except (a) as may be required by Buyer to operate the Business after the Closing, (b) as has been obtained on or prior to the date hereof or (c) as set forth in Schedule 5.4.

  5.5  Covenant of Funding of Profit Sharing.  The Company will accrue a
       -------------------------------------
contribution to the Company's profit sharing plan on or about February 28, 1997 and Buyer and Parent agree to timely use the Company's funds to fund such Profit Sharing Plan in conformity with such accrual.

  5.6  Covenant of Capital Contribution and Payment.  In the event that Company
       --------------------------------------------
does not have sufficient marketable securities, cash value in life insurance and cash to repurchase the accounts receivable from Factor, the Owned Real Property from Related Entities and repay the lines of credit or other indebtedness to the Factor, then Company shall, on Closing, use funds contributed by Buyer to settle such obligation of Company fully and in this regard, Buyer and Parent agree to make capital contributions or loans to Company sufficient in amount to fully fund such shortfall.

                                  ARTICLE VI

                   COVENANTS OF BUYER, THE COMPANY AND SELLER
                   ------------------------------------------

       Buyer, the Company and Sellers each covenant with the others as follows:

   6.1 Further Assurances.  Upon the terms and subject to the conditions
       ------------------
contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary waivers, consents and approvals from third parties; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms of Contracts or Leases in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including without limitation required filings under the HSR Act and all other submissions of information requested by governmental authorities, and
(D) to fulfill all conditions to this Agreement.

   6.2 No Solicitation.  From the date hereof through the Closing or the earlier
       ---------------
termination of this Agreement, each of the Company and the Sellers shall not, and shall cause their Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets, the Shares or the Business, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction collectively being referred to herein as a "Proposed Acquisition Transaction"). The Company and the Sellers shall not, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the other party for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Company and the Sellers each hereby represents that it is not now engaged in discussions or negotiations with any party (other than Buyer) with respect to any of the foregoing. The Company or Sellers shall promptly notify Buyer (orally and in writing) of any offer, inquiry or contact with any person with respect to a Proposed Acquisition Transaction, including the terms thereof and the identity of the prospective purchaser or soliciting party.

   6.3  Notification of Certain Matters.  From the date hereof through the
        -------------------------------
Closing, Buyer or Parent shall give prompt notice to Sellers and the Company of
(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Buyer or Parent contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Buyer or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

From the date hereof through the Closing, Sellers and the Company shall give prompt notice to Buyer or Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Sellers or Company contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Sellers or Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

   6.4  Access to Information.  From the date hereof through the Closing, the
        ---------------------
Company shall, and shall cause its Representatives to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Assets and the Facilities for the purpose of inspecting and conducting appropriate tests upon the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of the Company, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including but not limited to data relating to operating procedures, workers' compensation history, legal, tax and environmental, zoning and other legal compliance.

   6.5  Conduct of Business.  From the date hereof through the Closing, the
        -------------------
Sellers shall, except as contemplated by this Agreement or as consented to by Buyer in writing, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to in writing by
Buyer:

        6.5.1 issue or repurchase any shares of capital stock or warrants, options or other rights to acquire any such shares;

        6.5.2 enter into, extend, materially modify, terminate or renew any Contract;

        6.5.3 purchase or enter into any agreement to purchase any item of Inventory or Equipment;

        6.5.4 make any material increase in compensation or benefits payable to any employee of the Company, or adopt any new employee benefit plan or policy;

        6.5.5 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein;

        6.5.6 accelerate the collection of accounts receivable, extend the payment of accounts payable, or reduce inventories in a manner inconsistent with the ordinary course of the Business's operation; or

        6.5.7 fail to pay its accounts payable and any debts owed or obligations due by it, or pay or discharge when due any liabilities.

   6.6  [Reserved].

   6.7  Environmental Assessments and Remediation.
        -----------------------------------------

        6.7.1 Buyer has retained Dames & Moore (the "Consultant") to perform Level 1 environmental assessments with respect to each of the Facilities. Upon its availability, Consultant will deliver such assessments to Buyer and the Company. In the event any such assessment recommends the performance of additional investigation (including, without limitation, Level 2 environmental assessments), such additional investigation shall, if requested by Buyer, be undertaken promptly and delivered to each of the Company and Buyer. The environmental assessments and investigations undertaken pursuant to this Section
6.7.1 are collectively referred to herein as the "Environmental Assessments." Buyer shall be solely responsible for the cost of the Environmental Assessments.

        6.7.2 In the event any of the Environmental Assessments reveals any remediation work which must be completed in order to bring the Facilities into compliance with applicable Environmental Laws or eliminate any potential environmental liability, the Consultant shall be directed to prepare and to deliver to each of the Company and Buyer a written report setting forth in reasonable detail the scope of required remediation and an estimate of the cost of completing such remediation. For the purposes of Section 6.7, "required remediation" shall mean any action necessary to (i) comply with any governmental order, (ii) comply with any Environmental Law effective at the Closing or (iii) eliminate a potential environmental liability (the "Remediation Standard"), as applicable to the Facilities or the operation thereof by the Company as of the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, if the remediation requirement for any Facility is deemed to be uneconomical by Sellers, such Facility may be excluded at the election of Sellers (which election shall be made no less than 48 hours prior to Closing) from the transaction with a reduction in Purchase Price based on book value as shown on Schedule 4.7, and Buyer may instead elect to lease said Facility at current rent.

        6.7.3 Within 60 days of completion of the Consultant's report referred to in Section 6.7.2 and Sellers' election to sell the Facilities to Buyer, the Company shall engage a reliable environmental engineering firm reasonably acceptable to Buyer to perform any required remediation, as well as to remove any underground storage tanks and perform all required remediation in connection therewith. The Company shall use its best efforts to cause such required remediation to be completed on or before the Closing Date, and the Company shall bear all costs of such required remediation; Buyer may, in its sole discretion, authorize Sellers to defer any portion of the required remediation which the Company and its contractors are unable to complete prior to Closing, in which case Sellers shall cause the portion of the required remediation so deferred to be completed as promptly as practicable, but in no event later than 180 days following Closing, at the Sellers' sole expense (which may be satisfied from the Holdback Amount pursuant to the Escrow Agreement). Buyer may monitor the performance of the required remediation and application of the Remediation Standard, and at its election may cause the Consultant to review the performance of the required remediation. If Buyer directs the Consultant to undertake such review, the required remediation shall be deemed completed only upon certification of its completion by the Consultant. If, however, there is a dispute as to the performance of the required remediation or the application of the Remediation Standard, any such dispute shall be settled by a mutually agreed upon environmental expert not otherwise involved in the required remediation, whose determination shall be final and binding on the parties.

        6.7.4 The Holdback Amount placed in escrow under the Escrow Agreement shall secure the completion by Sellers of any required remediation which has not been resolved by the Closing Date pursuant to this Section 6.7. Upon the completion of the required remediation, certification of such completion by the Consultant or mutually agreed-upon third party expert, and payment by Sellers of all expenses of such remediation and certification, all in accordance with the standards set forth in this Section 6.7, no further claims may be made against the Holdback Amount on account of Sellers' obligations under this
Section 6.7. However, if such required remediation has not been completed by Sellers and so certified on or prior to the date which is no later than 180 days following the Closing Date, Buyer shall be entitled to engage its own environmental engineering firm to complete such required remediation, and to distribute from escrow such portion of the Holdback Amount as is necessary to pay the fees and costs of such firm, or other costs incurred, in completing such required remediation, all in accordance with the Escrow Agreement. For purposes of this Section 6.7, no remediation shall be required with respect to any Facility that has been excluded from the transaction pursuant to Section 6.7.2.

   6.8  Registration Rights.  In the event that, at any time prior to the first
        -------------------
anniversary of the Closing Date, Parent files a registration statement under the Securities Act covering shares of Parent Common Stock, other than a registration statement on Form S-4 or Form S-8, or a registration statement filed pursuant to "demand" or similar contractual registration rights of any other stockholders of Parent, then Sellers shall have the right to include in such registration statement (on a "piggyback" basis) any or all of their shares of Parent Common Stock, and to receive the benefit of any representations, indemnities, opinions or comfort letters given by the Parent (or its counsel or underwriters) to any underwriter in connection with such registration, provided, however, that if the managing underwriter or underwriters in the registered offering advise the Parent that the inclusion in the offering of shares of Parent Common Stock owned by Sellers would have a material adverse effect on the marketability or price of the offering, then the number of shares of Parent Common Stock to be included by Sellers shall be reduced on a pro rata basis in proportion to the number of shares of Parent Common Stock requested to be included by each Seller and by any other stockholder of the Company.



   6.9  Accounts Receivable.  Prior to the Closing Date, the Company will
        -------------------
repurchase from the Factor all of the outstanding accounts receivable of the Company that previously have been sold to the Factor, pursuant to factor agreements, by and between the Company and the Factor. The Company will ensure that, as of the Closing Date, all accounts receivable will be free from any and all liens and Encumbrances.

   6.10 Real Property.  Subject to Section 6.7, the Company will purchase from
        -------------
the current owner thereof all of the Owned Real Property that is owned by the Sellers or Related Entities, as set forth on Schedule 4.7, for the cash consideration shown thereon.

                                  ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS
                       ----------------------------------

       The obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers:

   7.1 Representations, Warranties and Covenants.  All representations and
       -----------------------------------------
warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer and Parent shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

   7.2 No Proceedings, Litigation or Laws.  No Action by any governmental
       ----------------------------------
authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Sellers if the transactions contemplated hereunder are consummated. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be any statute, rule or regulation that makes the purchase and sale of the Shares, Business or the Assets contemplated hereby illegal or otherwise prohibited.

   7.3 Certificates.  Buyer and Parent shall furnish Sellers with such
       ------------
certificates of their officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers.

                                  ARTICLE VII

                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

       The obligations of Buyer to consummate the transactions provided for hereby are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

   8.1 Representations, Warranties and Covenants.  All representations and
       -----------------------------------------
warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers and the Company shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

   8.2 Consents.  All Permits and waivers necessary for the consummation by
       --------
Buyer and Parent of the transactions contemplated hereby and for the continued operation of the Business after the Closing (including, without limitation, all required waivers of Parent's lenders and all required waivers of the Company's vendors under supplier agreements other than as set forth on Schedule 8.2) shall have been obtained; provided that Sellers may terminate this Agreement unless Buyer has delivered to Seller Representative a copy of the required lender waiver by April 14, 1997. Company will use its best efforts to obtain oral or written consents from customers to continue doing business with the Company from and after the date of this Agreement.

   8.3  No Proceedings or Litigation.  No Action by any governmental authority
        ----------------------------
or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of the Company to own, operate, possess or transfer the Assets after the Closing. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

   8.4  Opinion of Counsel.  The Company  shall have delivered to Buyer an
        ------------------
opinion of Gary Tradd, Esq., counsel to the Company and the Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

        8.4.1  Incorporation. Comtect has been duly incorporated and is validly
               -------------
existing and in good standing under the laws of the State of Nevada.   The
Subsidiaries have been duly incorporated and are validly existing and in good standing under the laws of either the State of Nevada, the State of Louisiana or the State of Texas;

        8.4.2  Corporate Power and Authority.  The Company has the necessary
               -----------------------------
corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

        8.4.3  Corporate Action. The execution, delivery and performance of this
               ----------------
Agreement and the Ancillary Agreements to which the Company is a party have been duly authorized by all necessary corporate action of the Company, and this Agreement and the Ancillary Agreements have been duly executed and delivered by the Company or the Sellers, as applicable;

        8.4.4  Obligation of the Company or Sellers.  This Agreement and each
               ------------------------------------
Ancillary Agreement constitutes a legally valid and binding obligation of the Company or the Sellers, as applicable, enforceable against the Company or the Sellers in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

        8.4.5  No Breach.  Neither the execution and delivery of this Agreement
               ---------
or the Ancillary Agreements by the Company or the Sellers, as applicable, nor the consummation of the transactions contemplated hereby or thereby will (I) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company, or of the charter documents or other organizational instrument of any Seller that is not a natural person, (ii) breach, or cause a default under, any term or provision of any material contract listed on a schedule to such opinion to which contract the Company or the Sellers are a party or by which the Assets are bound, or (iii) violate any judgment, decree, injunction, writ or order applicable to the Company or the Sellers;

        8.4.6  No Permits Required.  No Permit of, or filing with, any
               -------------------
governmental authority or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Sellers, as applicable, or the consummation by the Company or the Sellers of the transactions contemplated hereby or thereby, except as set forth in this Agreement or the schedules or exhibits hereto;

        8.4.7  No Actions Pending.  Except as set forth in this Agreement or the
               ------------------
schedules hereto, to the best knowledge of such counsel, no Action is pending or threatened (i) against the Company or the Business, (ii) against any of the officers or directors of the Company as such, (iii) in which the Company is a plaintiff, or (iv) which questions the validity or legality of the transactions contemplated hereby;

        8.4.8  No Violation of Law.  Neither the execution and delivery of this
               -------------------
Agreement or the Ancillary Agreement by the Company or the Sellers, as applicable, nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Company, the Sellers or the Business; and, to the best knowledge of such counsel, the Company has all licenses, franchises and other authority required to conduct the Business as it is now being conducted;

        8.4.9  Title to Shares.  The authorized capital stock of the Company
               ---------------
consists of common stock and preferred stock, and the issued and outstanding common and preferred stock of the Company consists solely of the Shares, all of which are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. To the knowledge of such counsel, there are no outstanding warrants, options or other rights to acquire, or securities convertible into or exercisable or exchangeable for, shares of capital stock of the Company, nor any commitments or agreements by the Company to issue any such rights or securities or shares of capital stock. Upon Closing, Buyer will acquire good and valid title to all of the Shares, free and clear of all Encumbrances.

        8.4.10  Other Opinions.  Such other opinions as any lender to Buyer may
                --------------
reasonably request. In rendering such opinions, such counsel may rely as to factual matters upon certificates and assurances of public officials, Sellers, and officers of the Company. In addition, such opinions may be subject to such additional qualifications and exceptions as are reasonably acceptable to counsel to Buyer.

        8.4.11  Schedules.  At or prior to Closing the Sellers shall attach all
                ---------
Schedules to this Agreement and the Buyer shall have the opportunity to review and approve such Schedules, such approval to not be unreasonably withheld.

   8.5  Certificates.  Sellers and the Company shall furnish Buyer with such
        ------------
certificates of Sellers, the officers of the Company and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

   8.6  Escrow Agreement.  The Company, the Sellers and Buyer shall have entered
        ----------------
into the Escrow Agreement substantially in the forms attached as Exhibit 8.6.

   8.7  Employment and Non-Competition Agreements.  Company and Andy G. Gessner,
        -----------------------------------------
Larry R. Bush, William E. Pinkley and Gordon McDonald shall have entered into an Employment and Non-Competition Agreement in the forms attached as Exhibits 8.7.1, 8.7.2, 8.7.3 and 8.7.4 hereto.

   8.8  Release of Encumbrances.  The Company shall have filed (where necessary)
        -----------------------
and delivered to Buyer all documents necessary to release the Assets from all Encumbrances which documents shall be in a form reasonably satisfactory to Buyer's counsel.

   8.9  Board Approval. The Board of Directors of Parent shall have approved the
        --------------
execution, delivery and performance of this Agreement. If the Board of Directors of Parent does not approve this Agreement by April 14, 1997, this Agreement may be terminated by Buyers or Sellers in accordance with Section 11.1.

   8.10 Corporate Documents.  Buyer shall have received from the Company
        -------------------
resolutions adopted by its board of directors approving this Agreement and the Ancillary Agreements to which it will be a party, and the transactions contemplated hereby and thereby.

   8.11 Schedules and Due Diligence Review.  Buyer and its Representatives shall
        ----------------------------------
be provided the opportunity to have conducted a due diligence review (including without limitation, a gross margins audit and study of 11-month results) of the Company's Books and Records, Financial Statements, and other records and accounts of the Business, and Sellers shall have delivered to Buyer all
Schedules required by this Agreement.   Buyer shall be satisfied in its sole
discretion with its due diligence findings (including without limitation, the results of the gross margins audit and study of 11-month results), and the contents of the Schedules; if Buyer is not so satisfied in its sole discretion, it may terminate this Agreement at any time prior to Closing in accordance with
Section 11.1 subject to payment by Buyer of liquidated damages as set out in
Section 11.1.2.2.

  8.12  Solvency of Subsidiaries:  Comtect's Subsidiaries shall be solvent as of
        ------------------------
the Balance Sheet Date. Board of Director minutes dated as of February 28, 1997 contributing sufficient capital shall satisfy this requirement.


                                  ARTICLE IX

                             CONSENTS TO ASSIGNMENT
                             ----------------------

   9.1  Consents to Assignment.  Anything in this Agreement to the contrary
        ----------------------
notwithstanding, this Agreement shall not constitute an agreement to assign or to effect a change of control with respect to any Contract, lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or change of control thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment or change of control thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, the Company will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.


                                   ARTICLE X

                          ACTIONS BY SELLERS AND BUYER
                          ----------------------------
                               AFTER THE CLOSING
                               -----------------

   10.1 Books and Records; Tax Examinations.
        -----------------------------------

        10.1.1  Books and Records.  Each party agrees that it will cooperate
                -----------------
with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

        10.1.2  Cooperation and Records Retention. Sellers and Buyer shall (i)
                ---------------------------------
each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period.

   10.2  Survival of Representations, Etc.  All statements contained in any
         ---------------------------------
certificate, schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Sellers, the Company, Parent and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto.
All such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 4.4, 4.18, and this Section 10.2, and all claims and causes of action with respect thereto) shall terminate upon expiration of three years after the Closing Date. The representations and warranties in Sections 4.4, 4.18 and shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

   10.3  Indemnifications.
         ----------------

         10.3.1  By Sellers.  Sellers shall indemnify, defend, save and hold
                 ----------
harmless Buyer, its Affiliates (including the Company from and after the Closing), and its and their respective Representatives, from and against any and all uninsured claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by the Company or Sellers in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by the Company or Sellers in or pursuant to this Agreement; (iii) any liability arising under any Environmental Law on account of the conduct of the Company or any Seller or prior owners or users of the Facilities or other persons, or on account of the operation of the Business or the Facilities, or related to any Environmental Condition existing, in each case on or at any time prior to the Closing Date; or (iv) any liability for Taxes in respect of taxable periods ending on or before the Balance Sheet Date in excess of the amounts paid prior to Closing or accrued on the Balance Sheet. Without limiting the generality of the foregoing, the indemnification provided herein, insofar as it relates to any Environmental Law or Environmental Condition, shall specifically cover costs incurred in connection with any investigation of site conditions (excepting the cost of the Environmental Assessments) or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision or by the provisions of Section 6.7 hereof. Damages (except under Sections 4.4 and 4.18 or caused by the fraud of Seller as defined in Article
XII) are limited by the terms of Article XII of this Agreement. The time and scope of this indemnity and all other claims, rights, causes of action and remedies of Buyer, its affiliates and the Company as against Sellers is limited under all circumstances to: (I) during the first full year after the Balance Sheet Date to five million dollars ($5,000,000), (ii) during the second full year after the Balance Sheet Date to three million dollars ($3,000,000), and
(iii) during the third full year after the Balance Sheet Date to two million dollars ($2,000,000). For purposes of this section 10.3, the date of an indemnifiable claim shall be determined based upon the date a Claim Notice is delivered.

        10.3.2  By Parent and Buyer.  Parent and Buyer shall indemnify and save
                -------------------
and hold harmless Sellers, their Affiliates and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (I) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Parent or Buyer in or pursuant to this Agreement; or (ii) any breach of any covenant or agreement made by Parent or Buyer in or pursuant to this Agreement, and (iii) any liability arising after March 1, 1997 arising out of or related to the Buyer's ownership or operation of the Company.

        10.3.3  Cooperation.  The indemnified party shall cooperate in all
                -----------
reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

        10.3.4  Defense of Claims.  If a claim for Damages (a "Claim") is to be
                -----------------
made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of both the indemnifying and the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have a material adverse effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected with its consent pursuant to and in accordance with this Section
10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

        10.3.5  Buyer's Right to Distribution of Holdback Amount.  Buyer and its
                ------------------------------------------------
Affiliates and Representatives may at their election collect any amount due from Sellers pursuant to Sellers' indemnification obligations under this Section 10.3 by distribution of an applicable portion of the Holdback Amount from the Escrow Agreement, in accordance with the procedures set forth therein.

        10.3.6  Limitations.  Neither Buyer or Parent on the one hand, nor
                -----------
Sellers on other hand, shall be liable to the other under this Section 10.3 for any Damages until the amount otherwise due the party being indemnified exceeds $100,000 in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts, including the first $100,000. Notwithstanding the preceding sentence, this limitation shall not apply with respect to Damages arising out of a breach of a representation or warranty contained in Sections 4.18 or 4.22 or due to fraud on the part of a Seller as defined in Article XII.

        10.3.7  Liability and Remedies, etc.  Except as set forth below, no
                ----------------------------
individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. Subject to Special Provisions Article XII, the term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Sellers or Buyer, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by an indemnified party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

   10.4 Further Action.  After the Closing, Sellers shall take all actions
        --------------
reasonably necessary to effect the conveyance of the Shares to Buyer free and clear of all Encumbrances and otherwise required by Buyer's lenders.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

  11.1 Termination.
       -----------

       11.1.1  Termination.  This Agreement may be terminated at any time prior
               -----------
to Closing:

               11.1.1.1 By mutual written consent of Buyer and the Seller Representative;

               11.1.1.2 By Buyer or Sellers if the Closing shall not have occurred on or before June 30, 1997; provided, however, that this provision
                                     --------  -------
shall not be available to Buyer if Sellers have the right to terminate this Agreement under Section 11.1.1.4, and this provision shall not be available to Sellers if Buyer has the right to terminate this Agreement under Section 11.1.1.3;

               11.1.1.3 By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Sellers or the Company pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Sellers or the Company have not had an adequate opportunity to cure such failure; or

               11.1.1.4 By Sellers if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Sellers) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Sellers may not terminate this
                              --------
Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

       11.1.2  In the Event of Termination.  In the event of termination of this
               ---------------------------
Agreement:

               11.1.2.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

               11.1.2.2 If this transaction does not close by June 30, 1997 for any reason whatsoever, including but not limited to outright breach of the agreement by any party hereto (other than the failure of the Sellers to close the transaction contemplated by the Agreement after satisfaction of or Buyer's waiver of all the conditions to closing set forth in Article VIII hereof) and/or the failure to secure approval of the transaction under the HSR Act, the Buyer will pay to Seller liquidated damages of $760,000. Both the parties to this Agreement recongnize that actual damages will be difficult to ascertain and that the liquidated damages provided hereby constitute an adequate estimate of actual damages and do not constitute a penalty. Upon payment of said liquidated damages this agreement shall terminate and no party shall have any further liability hereunder. Notwithstanding the foregoing, the Buyer reserves its rights under
Section VIII to waive conditions and proceed to Closing.

   11.2  Assignment.  Neither this Agreement nor any of the rights or
         ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Parent or Buyer may, without such consent, assign all such rights to any lender as collateral security, and Buyer may assign all such rights and obligations to a wholly-owned subsidiary or subsidiaries of Parent or Buyer (or a partnership controlled by Parent or Buyer) which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

   11.3  Notices.  All notices, requests, demands and other communications which
         -------
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
                                                  ----
upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

              If to Sellers, addressed to:

                     Andy G. Gessner
                     1053 Richelieu
                     Houston, Texas 77018
                     Attention:  [Seller Representative]

              with a copy to:

                     Gary Tradd, Esq.
                     Gary Tradd, P.C.
                     4731 Ingersoll Street
                     Houston, Texas  77027

              If to Parent or Buyer, addressed to:

                     Rental Service Corporation
                     14505 N. Hayden Road, Suite 322
                     Scottsdale, Arizona   85260
                     Attention:  Chief Executive Officer

              with a copy to:

                     Rental Service Corporation
                     3301 Cities Service Highway
                     Westlake, Louisiana 70669
                     Attention:  Vice President, Operations

                                   and

                     Robert A. Koenig, Esq.
                     Richard D. Strulson, Esq.
                     Latham & Watkins

                     633 West Fifth Street, Suite 4000
                     Los Angeles, California  90071

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

   11.4  Choice of Law.  This Agreement shall be construed, interpreted and the
         -------------
rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

   11.5  Entire Agreement; Amendments and Waivers. This Agreement, together with
         ----------------------------------------
all exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

   11.6  Multiple Counterparts.  This Agreement may be executed in one or more
         ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.7  Expenses.  Except as otherwise specified in this Agreement, each party
         --------
hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

   11.8  Invalidity.  In the event that any one or more of the provisions
         ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

   11.9  Titles.  The titles, captions or headings of the Articles, Sections and
         ------
subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   11.10  Publicity; Confidentiality. None of Parent, Buyer, Sellers, the
          --------------------------
Company or their respective Affiliates or Representatives shall issue any press release or make any public statement regarding, or disclose to any third party (except as required by law or legal process, and except to each party's lenders if such lenders so require) any of the terms of, the transactions contemplated hereby, without prior written approval of the other party, provided that Parent, Buyers, Sellers and the Company may, if they mutually agree, issue or make an appropriate press release or public announcement after the Closing Date. In the event that this Agreement is terminated prior to Closing, Buyer agrees to return to Sellers and the Company all correspondence and documents furnished by Sellers or the Company's Representatives, and agrees not to disclose or use for its own purposes any confidential or proprietary information of Sellers that has been furnished to it by Sellers or the Company's Representatives.

   11.11  Remedies.  All rights and remedies of the parties hereto are set forth
          --------
specifically in this Agreement and the attachments hereto.

   11.12  Arbitration.  Any controversy arising after the Closing out of or
          -----------
relating to this Agreement (including, without limitation, pursuant to Section 10.3, but excluding for purposes of this Section 11.13, the employment and non-competition agreements attached as Exhibits hereto), or relating to the breach hereof, shall be settled by arbitration conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement). The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration.
The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

   11.13  Seller Representative.
          ---------------------

       11.13.1 The Sellers irrevocably make, constitute and appoint Andy G. Gessner as their agent (the "Seller Representative") and authorize and empower
                             ---------------------
him to fulfill the role of Seller Representative hereunder and under the Escrow Agreement. In the event of the resignation, death or incapacity of a Seller Representative, his successor shall be appointed within 14 days of his death or incapacity by mutual agreement of the remaining Sellers, and such successor either shall be a Seller or shall otherwise be acceptable to Buyer. If the Sellers fail to appoint a successor within such 21-day period, then Buyer shall have the right to appoint the successor from among the Sellers. The choice of a successor Seller Representative appointed in any manner permitted above shall be final and binding upon all of the Sellers. The decisions and actions of any successor Seller Representative shall be, for all purposes, those of a Seller Representative as if originally named herein.

       11.13.2 Each Seller has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Seller Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to execute and perform the Escrow Agreement on behalf of each Seller, (ii) to receive all notices and communications directed to such Seller under this Agreement or the Escrow Agreement and to take any action (or to determine to take no action) with respect thereto, as he may deem appropriate as effectively as such Seller could act for himself or herself, including without limitation, the settlement or compromise of any dispute or controversy, and (iii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Seller could do personally, and each such Seller hereby ratifies and confirms as his or her own act, all that the Seller Representative shall do or cause to be done pursuant to the provisions hereof.

       11.13.3 The incapacity of any Seller shall not terminate the authority and agency of the Seller Representative.



                                  ARTICLE XII

                               SPECIAL PROVISIONS

  12.1 These special provisions shall control where inconsistent with any other term or provision of this Agreement and these special provisions are a material inducement to Sellers to enter into this Contract.

  12.2 The Buyer and Parent acknowledge that Sellers have made no warranties, representations, covenants or agreements or provided other inducements that are not specifically set forth in this Agreement. The Buyer and Parent have been provided open and complete access to all books, records, facilities, equipment, rolling stock, furniture, fixtures, inventory, books, tax returns, records, minute books, contracts and any and all other data relating to the Company, its facilities, its assets, its real properties, its facilities and any other property, tangible or intangible, that are owned by the Company and Buyer and Parent shall satisfy themselves regarding the value of such assets and the value of the Shares being sold and purchased hereunder independently and in reliance upon its own audit, experts and consultants.

  12.3 The Buyer alone is obligated to buy and Sellers are obligated to sell the Shares upon execution of this Agreement. Parent shall not be responsible or jointly liable for Buyer's obligations hereunder.

  12.4 Except as provided in Section 8.9, each party hereto represents that where required, it has taken proper corporate action to give full authority for the adoption and execution of this Agreement and each person signing has full authority to bind the respective corporation to the terms and condition of this Agreement, and each person signing has full authority to do so as the act and deed of said corporation, and that the signature is genuine and authentic and that the Agreement and all of its terms are valid and binding obligations against each party hereto.

  12.5 The representations and warranties contained in this Agreement and in any instrument or document delivered pursuant to this Agreement shall survive for a period of three (3) years after the Closing Date and shall not survive thereafter. Any claim or cause of action for indemnification (except under Sections 4.4 or 4.18 and except for fraud claims) based upon or arising out of any breach of a representation or warranty or covenant made hereunder or any indemnified act or in any instrument or document delivered pursuant hereto or any other claim or cause of action arising hereunder or in connection with this transaction must be made within the three (3) year survival period or the party against which such claim is made shall have no liability with respect thereto. Nothing contained herein shall affect or limit the obligation of either party to perform the obligations to be performed by it hereunder after the Closing Date. The indemnification of Sellers and the aggregate liability of Sellers for any other claims, rights or causes of action arising hereunder to Buyer, and its affiliates, Parent and/or the Company (except under Sections 4.4 or 4.18 or in connection with fraud by Sellers) shall be limited to $5 million during the first full year after the Balance Sheet Date, $3 million during the second full year after the Balance Sheet Date and $2 million during the third full year after the Balance Sheet Date.

  12.6 For purposes of this Agreement, fraud shall mean (i) judicial finding of fraud from which all appeals have been exhausted or have expired, (ii) an arbitrator's finding of fraud from which all appeals have been exhausted or have expired, or (iii) the parties have mutually agreed in writing as to the existence of fraud.

       IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

COMTECT, INC.                   ACME DIXIE, INC.
(the "Company")                   ("Buyer")


By: /s/ Larry R. Bush                           By: /s/ Douglas A. Waugaman
   ----------------------------                    ----------------------------
Name: Larry R. Bush                             Name: Douglas A. Waugaman
      -------------------------                       -------------------------
Its: President                                  Its: V.P & Secretary
     --------------------------                      --------------------------


SELLER STOCKHOLDERS                             RENTAL SERVICE CORPORATION
("Sellers")                                     ("Parent")

/s/ Roy B. Bush
-------------------------------
Roy B. Bush                                     By: /s/ Douglas A. Waugaman
                                                    ---------------------------
                                                Name: Douglas A. Waugaman
                                                      -------------------------
/s/ Andy G. Gessner                             Its: V.P & Secretary
-------------------------------                      --------------------------
Andy G. Gessner

/s/ Larry R. Bush
-------------------------------
Larry R. Bush


/s/ Stacy K. Bush
-------------------------------
Stacy K. Bush


THE STACY K. BUSH TRUST

By: /s/ Larry R. Bush
   ----------------------------
   Larry R. Bush, Trustee



INDUSTRIAL AIR TOOL PASADENA, INC.



By: /s/ Larry R. Bush
   ----------------------------
   President


IAT INTERESTS OF NEVADA, INC.



By: /s/ Andy G. Gessner
   ----------------------------
   President

INDUSTRIAL AIR TOOL TEXAS CITY, INC.


By: /s/ Andy G. Gessner
   ----------------------------
   President


PST, INC. OF LOUISIANA


By: /s/ Andy G. Gessner
   ----------------------------
   President

RNJB, INC.



By: /s/ Larry R. Bush
   ----------------------------
  President


LRB SUPPLY, INC.



By: /s/ William Pinkley
   ----------------------------
  President


CFTSIJC, INC.


By: /s/ William Pinkley
   ----------------------------
  President